EXHIBIT 99.1

Banc of California, Inc. Announces $20 Million Capital Raise

Irvine, Calif. - (Business Wire - December 4, 2013) – Banc of California, Inc. (NASDAQ: BANC) (the “Company”), the parent company of Banc of California, National Association, announced today a private placement of 1,509,450 shares of its common stock to funds managed by Patriot Financial Partners, a leading private equity fund investing in community banks and financial service related companies. The Company agreed to sell the shares at a price of $13.25 per share for gross aggregate proceeds of $20 million. The capital raise is expected to close on December 10, 2013, subject to the satisfaction of customary closing conditions.

“I am personally thrilled to be able to work with the professionals at Patriot and welcome them as investors in Banc of California,” commented Steven Sugarman, President and Chief Executive Officer of the Company. “Patriot has an exceptional track record in investing in strong and growing banks and we’re happy to count ourselves among this group. The additional capital will help drive our focus on serving small- to mid-sized businesses, high net worth families and homeowners throughout California.”

Wachtell, Lipton, Rosen & Katz served as legal advisor to the Company in connection with the private placement and Elias, Matz, Tiernan & Herrick L.L.P. served as counsel to Patriot.

About Banc of California, Inc.
Since 1941, Banc of California, Inc. (NASDAQ:BANC) through its banking subsidiary Banc of California, National Association, has provided banking services and home loans to businesses and families in California and the West. Today, Banc of California, Inc. has over $3.5 billion in consolidated assets and more than 60 banking locations.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.
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